Exhibit 99.1

J. Alexander’s Corporation and Fidelity National Financial, Inc. Announce Settlement of Class Action Lawsuit, and Confirm Deadline of September 19th at 5:00 P.M. (ET) for Tender Offer at $14.50 Per Share

JACKSONVILLE, Fla. & NASHVILLE, Tenn.--(BUSINESS WIRE)--September 18, 2012--Fidelity National Financial, Inc. (NYSE: FNF) and J. Alexander’s Corporation (NASDAQ: JAX) announced today that, on Monday, September 17, 2012, J. Alexander’s, FNF and the other named defendants entered into a memorandum of understanding (“MOU”) with the plaintiff and its counsel in connection with the class action lawsuit filed in Tennessee state court related to the proposed acquisition of J. Alexander’s by affiliates of FNF. The MOU reflects the parties’ agreement in principle to resolve the claims by the plaintiff against J. Alexander’s, its board of directors and FNF in connection with the tender offer and the merger agreement. Under the MOU, J. Alexander’s agreed to make certain supplemental disclosures in its Schedule 14D-9 in exchange for a release and settlement by the purported class of J. Alexander’s shareholders of all claims against J. Alexander’s, its board of directors, FNF and their respective affiliates and agents. J. Alexander’s filed its supplemental disclosures with the Securities and Exchange Commission (“SEC”) on September 17, 2012. FNF also filed corresponding supplemental disclosures with the SEC on that date.

FNF and J. Alexander’s are parties to an Amended and Restated Agreement and Plan of Merger, dated July 30, 2012, by and among J. Alexander’s, FNF, and certain affiliates of FNF, which was amended on September 5, 2012 to increase the offer price from $13.00 per share to $14.50 per share.

Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said the Company’s board continues to recommend that J. Alexander’s shareholders tender their shares into FNF’s tender offer and confirmed that no additional offers have been received since J. Alexander’s announced FNF’s revised offer at $14.50.

“FNF’s offer at $14.50 per share represents the highest price and best proposal received by J. Alexander’s. J. Alexander’s board of directors believes that FNF’s revised tender offer is in the best interest of all J. Alexander’s shareholders.” The recommendation was included in the amendment to J. Alexander’s solicitation/recommendation statement on Schedule 14D-9.

The tender offer is currently set to expire at 5:00 p.m. (Eastern Time) on September 19, 2012. J. Alexander’s shareholders may tender their shares by following the procedures set forth in the tender offer statement on Schedule TO, which contains an offer to purchase, a form of letter of transmittal and related tender offer documents, as filed by FNF and its affiliates with the SEC on August 6, 2012, as amended to date.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and restaurant and other diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. FNF also owns a 55% stake in American Blue Ribbon Holdings, an owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, Bakers Square and Stoney River Legendary Steaks concepts. In addition, FNF owns a majority stake in Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. FNF also owns a minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions. More information about FNF can be found at www.fnf.com.

About J. Alexander’s Corporation

J. Alexander’s Corporation (NASDAQ: JAX), operates 33 J. Alexander’s restaurants in 13 states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’ is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle. More information about JAX can be found at www.jalexanders.com.

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, CONTAINING AN OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, FILED BY FNF AND ITS AFFILIATES WITH THE SEC ON AUGUST 6, 2012. A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 RELATING TO THE TENDER OFFER HAS BEEN FILED BY J. ALEXANDER’S WITH THE SEC ON AUGUST 6, 2012. THESE DOCUMENTS, AS THEY HAVE BEEN AND MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND J. ALEXANDER’S SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER MATERIALS MAY BE OBTAINED AT NO CHARGE BY DIRECTING A REQUEST BY MAIL TO GEORGESON INC., 99 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038, OR BY CALLING TOLL-FREE AT (800) 261-1047, AND MAY ALSO BE OBTAINED AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

Forward-Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of J. Alexander’s by FNF and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of shareholders of J. Alexander’s will tender their stock in the offer, the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of J. Alexander’s Form 10-K and other filings with the SEC. These forward-looking statements reflect J. Alexander’s and FNF’s expectations as of the date of this press release. J. Alexander’s and FNF undertake no obligation to update the information provided herein.

CONTACT:
Fidelity National Financial, Inc.
Daniel Kennedy Murphy, 904-854-8120
Senior Vice President and Treasurer
dkmurphy@fnf.com
or
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900
Vice President and Chief Financial Officer
glewis@jalexanders.com